Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers and geologists, we hereby consent to the use of our reports and sensitivities to such reports relating to the proved oil and gas reserves of Environmental Energy Services, Inc., to the information derived from such reports and sensitivities to such reports and to the reference to this firm as an expert in Form 10-KSB filed by Environmental Energy Services, Inc. for the year ended December 31, 2007.

Sincerely,

Netherland, Sewell & Associates, Inc.

/s/ Netherland Sewell & Associates, Inc.

Houston, Texas

April 14, 2008

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